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                                                                   Exhibit 10.14

                                 Talisman Group


                     PRIVATE PLACEMENT OF DEBT AND/OR EQUITY


                                November 3, 2000



Fred Sternberg, President & CEO
Metropolitan Health Networks, Inc.
500 Australian Avenue South, Suite 1000
West Palm Beach, FL 33401


This letter will confirm the terms and conditions of the engagement by you of Lawrence Talisman of Talisman Group ("TG") to act as a non-exclusive financial advisor to Metropolitan Health Networks, Inc., and any other entity formed by it (collectively, the "Company"), in connection with the raising of up to $5,000,000 in either subordinated debt, preferred stock, common stock and/or warrants (the "Financing") to be used for general corporate purposes. TG's services in connection with the Financing are hereinafter referred to as (the "Engagement").

As to the Company's financial advisor, TG shall provide the following specific services:

         a) Assist the Company in the identification of prospective institutional lenders and purchasers and recommend a general marketing strategy for the Financing.

         b) Assist the Company in its presentations to such lenders and purchasers.

         c) Assist the Company in its negotiation of the terms of the Financing.

In performing its services hereunder, TG shall familiarize itself with and consider, among other things, the history and nature of the business of the Company; the condition and prospects of the Company's industry; the operations, financial results, conditions, properties and prospects of the Company; and such other factors as TG deems relevant. TG shall be entitled to rely entirely, without independent investigation on publicly available information and such other information as may be supplied by the Company. The Company shall be solely responsible for the legal sufficiency, accuracy and completeness


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                                 Talisman Group

                                                               PRIVATE PLACEMENT
                                                           OF DEBT AND/OR EQUITY
                                                                     PAGE 2 OF 3

of any information memorandum or other disclosure document as well as for the Company's compliance with all applicable laws and regulations relating to the Financing.

The Company acknowledges that the ability of TG to perform its services is in large part dependent on the Company furnishing TG with information regarding the Company in a timely fashion. The Company agrees to promptly furnish TG with all financial and other information regarding the Company and its business and financial prospects, insofar as such information is available to it, that TG may reasonably request, and to provide TG reasonable access to the Company's officers, directors, employees, accounts and counsel.

The Company hereby represents and warrants that all information furnished to TG by the Company shall be complete and correct in all material respects when furnished and shall not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statement therein not misleading in the light of the circumstances under which such statement was made.

The Contingent Fee and reasonable out-of-pocket expenses constitute TG's compensation for the Engagement. The fee will be 4% each and 3% equity (of money raised), in the form of 5-year warrants pari passu with investors in this raise, payable upon the placing of the financing and shall be payable in immediately payable funds on the date of such closing. In consideration for services provided by TG and the Company, the Company shall pay an initial non-refundable cash fees of $15,000, which shall be due and payable upon the Company's acceptance of this letter and $7,500 on March 10, 2001 and deducted from the contingency fee. In addition to the foregoing fees, the Company shall reimburse TG promptly, on a monthly basis, for all out-of-pocket expenses incurred by TG in connection with the engagement, regardless of whether the financing is consummated as long as the expenses are approved in advance by the Company.

The Company agrees that TG has the right to place advertisement in financial and other newspapers and journals at TG's own expense describing its service to the Company in connection with the Engagement, provided that TG will submit a copy of any such advertisement to the Company for its prior approval.

The term of the Engagement shall extend from the date hereof through April 30, 2001. The Engagement may be terminated (except as provided above with respect to reimbursement of expenses and indemnification) by the Company or TG at any time, with or without cause, upon 30 days prior written notice to the other party. TG shall, however, be entitled to receive full compensation upon the closing of this round of financing, up to $5,000,000, consummated within one year from and after the termination or expiration of the Engagement involving any lender or purchaser to whom TG shall have introduced the





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                                 Talisman Group

                                                               PRIVATE PLACEMENT
                                                           OF DEBT AND/OR EQUITY
                                                                     PAGE 2 OF 3


Company or any affiliate of the Company. For the purpose of this letter, "consummated" shall mean the closing of the Financing. Within 30 days of termination, TG will provide in writing a list of any expenses or purchases it has introduced to the Company.

Our engagement by the Company is for limited purposes set forth in this letter, and the rights and obligations of each of TG and the Company are defined by this letter agreement. Each of TG and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers, directors as a result of the engagement described in this letter agreement.

A list of prospects will be provided to the Company for its approval, prior to introduction.

This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

If the foregoing correctly sets forth our agreement, we would appreciate your signing both enclosed copies of this letter in the space provided below and returning one of them to us.

                                       Very truly yours,

                                       TALISMAN GROUP

                                       By: XXXXX
                                           -------------------------------------


ACCEPTED AND AGREED:

METROPOLITAN HEALTH NETWORKS, INC.

By: XXXXX
    -------------------------------
         (Authorized Officer)

Date:  1/29/01
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